EXHIBIT 5.1

January 3, 2003

P-Com, Inc.
3175 S. Winchester Boulevard
Campbell, California 95008

Re:    P-Com, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to P-Com, Inc., a Delaware corporation (the “Company”), in connection with the registration for resale of up to 6,183,333 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), as described in the Company’s Registration Statement on Form S-3 (“Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) and which are held by the selling stockholders named in such registration statement.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

We are admitted to practice only in the State of California and we express no opinion concerning any law other than the laws of the State of California and the federal laws of the United States.

We have reviewed the Company’s charter documents, the corporate proceedings taken by the Company in connection with the original issuance and sale of the Shares, and a certificate of a Company officer regarding (among other things) the Company’s receipt of consideration upon the original issuance and sale of certain of the Shares. Based on such review and in reliance on such certificate, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable, with the additional limitation that those Shares issuable upon exercise of the warrants or upon satisfaction of certain conditions under the subscription agreement, as such documents are described in the Registration Statement, when issued in accordance with the terms of such warrants or the subscription agreement, respectively, will be validly issued, fully paid and non-assessable.

P-Com, Inc.
January 3, 2003

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,

/s/    SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP